Portions of this Exhibit 10.30 have been omitted based upon a request for confidential treatment. This Exhibit 10.30, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

Exhibit 10.30

PREFERRED PROVIDER AGREEMENT

The Preferred Provider Agreement (“PPA” or “Agreement”) is made and entered into this 29th day of July, 2010 (“Effective Date”), by and between Pharmasset, Inc., its subsidiaries and their affiliates, (collectively referred to herein as “Pharmasset”), and Bioanalytical Systems, Inc. (and all of its affiliates, including its BAS Evansville, Inc., Bioanalytical Systems, Ltd., and BASi Northwest Laboratory sites), West Lafayette, Indiana (collectively referred to herein as “BASi”).

WHEREAS, Pharmasset desires to use the services of BASi for toxicology studies, pharmaceutical analyses and bioanalytical services (the “Services”), as needed by Pharmasset;

WHEREAS, BASi wishes to be designated a “preferred provider” of Pharmasset, and Pharmasset wishes to so designate BASi;

WHEREAS, BASi and Pharmasset wish to define some of the general conditions that will govern the Services to be provided to Pharmasset by BASi;

NOW, THEREFORE, in consideration of the mutual covenants between the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.	Annual Pricing

BASi agrees to provide the Services to Pharmasset at the pricing specified in the price list (the “Price List”) less the applicable discount rate (the “Discount Rate”) as set forth in Appendix 1 hereto. The Price List and Discount Rate will become effective at the commencement of the Agreement and shall remain in effect for twelve (12) months from the Effective Date. The parties agree to review the Price List and Discount Rate at least thirty (30) days prior to its expiration and, if mutually desired, to amend the same accordingly. Included as Appendix 2 to this agreement is a listing of projects awarded prior to the execution of this PPA, which includes discounts provided by BASi in the negotiation and agreement of the projects. Pharmasset and BASi agree that the final pricing to be applied to these studies will be the Price List amount (prior to discount) less the larger of i) the discount applied in the original bid, or ii) the discount computed using the contract formula in this agreement.

2.	Specific Studies

Upon request, BASi will provide detailed study parameters and costs, based upon the Price List and Discount Rate, for the relevant Services so requested (each a “Study”) to Pharmasset for its review and approval. Terms and conditions which will be applicable for each particular Study performed under this Agreement shall be set forth in a supplemental document (“Study Agreement”) arrived at by mutual negotiations between the parties, an example of which is attached hereto as Appendix 2. A protocol, mutually acceptable standard operating procedure, or methodology description for each Study is to be attached to each Study Agreement.

3.	Priority Status

BASi agrees to assign a priority status to any Pharmasset Study and to place the Study in BASi’s schedule such that Pharmasset will be able to meet its timelines and requirements. Pharmasset agrees to use BASi as its provider of first choice for toxicology studies. Pharmasset shall provide a rolling forecast of planned studies to BASi. Such forecast shall be used by BASi for planning purposes only and listed studies will not be considered by BASi as definitive Studies that will ultimately be approved for funding. BASi shall not incur any expenses for studies based on the forecast. Pharmasset shall only be liable for expenses associated with Studies for which a Study Agreement has been fully executed.

4.	Debarred Parties

BASi certifies that it is not debarred under subsections 306(a) or (b) of the U.S. Federal Food, Drug and Cosmetic Act and that it has not and will not use in any capacity the services of any person debarred under such law with respect to services to be performed under this Agreement. BASi further certifies that it will amend this certification as necessary in light of new information and shall notify Pharmasset of such amendment as soon as possible.

5.	Indemnification and Hold Harmless

BASi shall indemnify and hold Pharmasset harmless from and against any and all losses, costs (including reasonable attorneys’ fees), damages, or injuries to any of BASi’s Contract Workers, its employees, Pharmasset’s employees or agents or third persons arising directly or indirectly out of or in the course of performance of the Services under this Agreement caused by or resulting from the negligence of BASi, its employees, agents or subcontractors. As used herein, Contract Workers will mean persons performing services for BASi who are not employees of BASi.

Pharmasset shall indemnify and hold BASi harmless from and against any and all losses, costs (including reasonable attorneys’ fees), damages, or injuries to any of Pharmasset’s employees, BASi’s Contract Workers, its employees or agents during the term of this Agreement caused by or resulting from the negligence of Pharmasset or its employees.

6.	Confidentiality

BASi and its representatives will maintain as secret and confidential and will not disclose to third parties without prior written permission from Pharmasset any trade secrets and other confidential information, including data and other information resulting from any Study, (“Confidential Information”) of Pharmasset gained from discussions or in any other way, including but not limited to descriptions, specifications, product formulas or bill of materials, production processes and procedures, marketing or manufacturing data, forecasts or information, supplier sources or agreements, plant layout and plant processes and systems and the like, disclosed or otherwise obtained from Pharmasset.

BASi agrees to maintain the Confidential Information secret and confidential for a period of ten (10) years following receipt and to only make it available to those Contract Workers who have a need to know the Confidential Information in order to provide the Services and who are already bound by confidentiality obligations with respect to the Confidential Information as least as restrictive as those contained herein.

The confidentiality obligations above described shall not apply to Confidential Information which:

(i)	Is already known to BASi at the time of disclosure from sources other than from Pharmasset, directly and indirectly;

(ii)	Is or subsequently becomes available to the public, through no fault of BASi;

(iii)	Is obtained in good faith from a third party legally entitled to disclose such information, who does not require BAS to keep the information confidential;

(iv)	Is required by law, regulation or governmental order to be disclosed, provided that BASi will provide Pharmasset advance notice thereof and shall disclose only that part that is strictly necessary and legally required.

7.	Applicable Law

This Agreement shall be construed according to the laws of the State of New York

8.	Official Correspondence

Any notice or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given effective on the next business day if sent to such party by telecopy (facsimile) transmission or three (3) business days following transmittal by certified or registered first class mail as follows:

If to Pharmasset:	If to BASi:

Pharmasset, Inc.	BASi
303-A College Road East	10424 Middle Mount Vernon Road
Princeton, NJ 08540	Mount Vernon, IN 47620
Fax: 609-613-4150	Fax:

Correspondence which is directed to Pharmasset and is related to administrative, financial or scientific matters should be directed to Pharmasset’s Study Administrator who will be identified on the appropriate Study Agreement;

Correspondence which is directed to Pharmasset and is related to this Agreement should be directed to: General Counsel.

Correspondence that is directed to BASi and is related to scientific matters should be directed to: John Devine.

Correspondence that is directed to BASi and is related to administrative, financial, or contractual matters should be directed to:

John Devine

BASi

10424 Middle Mount Vernon Road
Mount Vernon, IN 47620

9.	Term

This Agreement shall remain in effect for two (2) years from the Effective Date unless terminated earlier on mutual written agreement of the parties, or on 90 days’ advance written notice by either party to the other, or in the event of breach. For purposes of this Agreement, a breach means the failure of either party to observe any of the terms of this Agreement to a material extent and to remedy the same (where it is capable of being remedied) within the period specified in a notice given by the aggrieved party to the breaching party calling for remedy, such period being not less than thirty (30) days.

Without prejudice to any other remedy either party may have against the other for the breach or non-performance of this Agreement, either party may terminate this Agreement immediately upon the occurrence of any of the following events:

a)	Either party being for any reason prevented from or incapable of performing its duties hereunder for a continuous period of three (3) months;

b)	Either party becoming insolvent or having a receiver or administrator appointed of its assets or execution or distress levied upon its assets; or

c)	An order being made or a resolution being passed for winding-down or liquidation of either party (except where any such event is only for the purposes of amalgamation with another or reconstruction and the resultant company emerging is or agrees to be bound be the terms hereof).

Termination or expiration of the Agreement shall not affect the survival and continuing validity of any provision which is expressly or by implication intended to continue in force after such termination.

IN WITNESS WHEREOF, the parties have accepted and agreed upon this Agreement on the date first set forth above in the opening paragraph.

PHARMASSET, INC.	BIOANALYTICAL SYSTEMS, INC.

/s/Michael Otto	/s/ Michael R. Cox

Signature	Signature

CSO
VP-Finance

Title	Title

7/29/2010
2 Aug 2010

Date	Date

APPENDIX 1

Price List

[*]

Discount Rate

[*]

APPENDIX 2

Awarded Quotes

[*]

Study Designs

[*]

APPENDIX 3

.
Pharmasset, Inc.
Contact:	303 A College Road East
	Princeton, NJ 08540	Proposal For: Pharmasset, Inc
USA

Date:
Expires:
Client No.:	0515
Quote No.:
Currency:	USD
Site:	Evansville, IN

Sponsor Protocol:

We are pleased to provide the following proposal. Please review the term sheet for complete details and conditions. Scientific conduct of the study and the study costs will be governed by the final protocol as signed by both parties.

Estimated Total Cost:

Billing Milestones	Percentage

Acceptance of Agreement

Issuance of Draft Report

Potential Additional Fees (not included in total)	Cost Per Occurrence

Definitions
SPONSOR	A person or other entity who initiates, by provision of financial or other resources, a project and who submits the final report to the regulatory agencies.

CONTRACTOR	Bioanalytical Systems, Inc. (BASi), its employees, and Sponsor-agreed subcontractors engaged to perform work on behalf of the Sponsor.

Terms
STUDY INITIATION AND INVOICE INFORMATION

When you return one copy of this fully executed quotation to BASi, we mutually commit to your project. The table above shows the billable milestones for this quotation. A tentative start date will not be established without signature execution of this agreement.

Upon receipt of the signed quote, BASi will assign a Study Director, prepare the protocol and send it to the sponsor for review and approval and establish a tentative starting date for the study. The signed protocol, sufficient test material to begin the study and acceptable dose formulation methods must be received at BASi not less than 10 working days prior to scheduled study initiation or the starting date may postponed to a later date.

Costs incurred as a result of sponsor delays will be separate and above the costs shown in the quote (i.e. Animal per diem charges, costs of pre initiation clinical pathology tests, etc.).

Invoices will be generated according to the details and milestones agreed upon in the table above. Payment will be submitted following receipt by Sponsor of an official invoice from Contractor.  Payment terms will be established upon credit approval and denoted on the official invoice.

If a purchase order must be referenced, or if there are any other special billing instructions, please include them with the signed quotation.

All invoices will be forwarded to the sponsor’s accounts payable office unless different instructions are provided to BASi in writing.

PROTOCOL	BASi standard protocol format will be used unless otherwise requested by the sponsor. Any changes to the study work scope will be documented with a protocol amendment to be approved by both parties. If the changes are significant, an amended quotation may be required to support the requested changes. If they are minimal then they may be identified as a line item on the next scheduled study invoice.

TEST MATERIALS	Certificates of analysis or other sponsor-supplied documents that state the purity, expiration date, and storage conditions must accompany sponsor-supplied test materials. No projects will be authorized to begin until this information is provided. Any part of a study jeopardized by inaccurate preliminary information will be repeated, if necessary, at the sponsor’s expense.

EXPEDITED REPORTS	There will be a surcharge equal to 25% of the histopathology charges, report writing and Quality Assurance fees for expediting report deadlines described in the original protocol.

QC’D INTERIM DATA TABLE OR REPORTS

Study Protocol will specify the report’s content as well as the means of reporting the final study data in tables. BASi study reports and table styles will be used as the default specification if the sponsor does not identify an alternative.

If you have special reporting formats, please let us know prior to signing this term sheet. Planning at the start of a project is essential for the expedient and efficient outsourcing. If your report format must differ from our format, we may provide a revised project proposal after reviewing your specifications.

Extensive reporting changes required after the project is underway or during the report preparation process will carry a surcharge of 25% of the normal rate for reports and Quality Assurance fees. Such changes include but are not limited to customized data formats, data file conversions, more than two revisions of the draft final report and changes to the final report requested after it has been signed.

Six months after issuance of the draft report, if no requested revisions or instructions to finalize have been communicated by the Sponsor, the draft report will be issued as a final report, signed by the Study Director, and submitted to the Sponsor. Any modifications or changes to the draft report requested after issuance of the final report will be performed at additional cost to the Sponsor.

The study data will be tabulated from the manually–recorded data records and/or the ToxData/PathData® database and exported into a reporting system. The final BASi report will be created in Microsoft Word.

SAMPLE, SPECIMEN,	BASi will freely provide regulated archive storage of the study specimens, for up to 4 months from the date when the draft final report is sent to the sponsor. Unless otherwise specified by the sponsor, storage of BASi materials will be at controlled room temperature. Refrigerated sample and /or frozen storage is available for samples at an additional cost.
TISSUE, BLOCK AND SLIDE
STORAGE	An archive storage fee will be assessed after the free storage period.

RAW DATA AND REPORT	The archival storage of the study data at BASi is limited to 5 years. At that time, the sponsor may elect one of the following options:
STORAGE
a) To authorize BASi to dispose of the data at an additional cost

b) Accept return shipment of the data to the sponsor, at the sponsor’s expense

c) Agree to pay archiving fees to be established by BASi.

PROJECT TERMINATION	Termination notice may be given in writing or verbally with written confirmation to follow within fifteen (15) days. After receipt of notice, BASi shall (a) terminate the Study in complete compliance with directions received from SPONSOR and (b) perform only such additional work and services as are reasonably necessary or required. SPONSOR shall pay to BASi within thirty (30) days following receipt by SPONSOR of BASi's appropriate final detailed invoice, an amount equal to (i) all unavoidable costs and expenses reasonably incurred by BASi in connection with the performance and termination of the work, plus (ii) pro rata fees incurred as of the date of termination, less (iii) amounts, if any, previously paid by SPONSOR to BASi pursuant to the provisions of this Agreement; provided, however, that the total of all amounts paid to BASi pursuant to this Agreement shall not exceed the Consideration agreed upon for full performance.

If you agree to the terms of this document, please fill out the information below, sign the proposal, initial each page of the terms sheet, and return a completed copy to attention of the BASi representative signing the term sheet. The BASi representative may be reached at the phone number and fax number listed below. BASi looks forward to serving you on this project.

Purchase Order: _______________________           Project Code: _______________________

Accepting for: Signature: Name: Title: Date: Email: Fax: Phone:	Bioanalytical Systems, Inc. ___________________________ Philip Downing Director Of Analytical Services pdowning@basinc.com 812-985-3403 812-985-3400, ext. 125	Accepting for: Signature: Name: Title: Date:	Pharmasset, Inc. __________________________ __________________________ __________________________ __________________________

Page 4 of 4